Exhibit 99.1

News Release

U.S. Silica Announces Secondary Offering by Selling Stockholder

Frederick, MD., June 3, 2013 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that a selling stockholder, GGC USS Holdings, LLC, an affiliate of Golden Gate Capital, has agreed to sell 10,000,000 shares of U.S. Silica common stock in an underwritten offering. The underwriters will be granted a 30-day option to purchase up to an additional 1,500,000 shares of common stock. U.S. Silica will not sell any shares in the offering and will not receive any proceeds from the offering.

Morgan Stanley & Co. LLC, BofA Merrill Lynch, Simmons & Company International, Jefferies LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

This offering is being made by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained by sending a request to: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd floor, New York, NY 10014, Telephone: 866-718-1649, Email: prospectus@morganstanley.com or BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038, Email: dg.prospectus_requests@baml.com.

This offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock or any other securities, and there shall not be any offer, solicitation or sale of securities mentioned in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such any state or jurisdiction.

About U.S. Silica

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

Cautionary Information Regarding Forward-Looking Statements

Any statements in this press release that are not entirely historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For important information regarding forward-looking statements, please read pages 1 and 2 of the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012.

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

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